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                                                                   EXHIBIT 3.1.2

                              ARTICLES OF AMENDMENT
                                       OF
                  SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                        MERISTAR HOSPITALITY CORPORATION

     MeriStar Hospitality Corporation, a Maryland corporation, having its principal office in the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Section 2 of Article V of the Corporation's Second Articles of Amendment and Restatement (as amended, the "Charter") is hereby deleted in its entirety and substituted in lieu thereof with the following section:

          SECTION 2. REIT-RELATED RESTRICTIONS AND LIMITATIONS
                     ON THE EQUITY STOCK

          The Corporation shall seek to elect and maintain status as a REIT under the Code. Until such time as Article V shall have been amended in accordance with Section 2(E) of this Article V in order to terminate the REIT status of the Corporation, it shall be the duty of the Board of Directors to use commercially reasonable efforts to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to the Corporation's stockholders (the "Stockholders").

     A.   Restrictions on Transfer.
          ------------------------

          1.   Definitions. For purposes of this Article V, the following terms
               -----------
shall have the following meanings set forth below:

          "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of section 544 of the Code, as modified by section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own," and "Beneficially Owned" shall have correlative meanings.

          "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 2(B)(1) of Article V hereof.

          "Board of Directors" shall mean the Board of Directors of the Corporation.

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                                                                               2

          "Constructive Ownership" shall mean ownership of shares of Equity Stock or Manager Shares, as applicable, by a Person who would be treated as an owner of such shares of Equity Stock or Manager Shares either directly or indirectly through the application of section 318 of the Code, as modified by section 856(d)(5) of the Code.

          The terms "Constructive Owner," "Constructively Owns," "Constructively Own," and "Constructively Owned" shall have correlative meanings.

          "Covered Person" shall mean (i) a Person, who or which (ii) Constructively Owns both outstanding shares of Equity Stock and Manager Shares; provided that (A) during such time as the Equity Stock is regularly traded, within the meaning of section 856(d)(3) of the Code, on the New York Stock Exchange, clause (ii) of this definition shall be applied in the case of Equity Stock by including only Persons who Constructively Own outstanding shares of Equity Stock in excess of 5% of the total outstanding shares of Equity Stock and
(B) during such time as any class of Manager Shares of a Manager Entity that is a corporation are regularly traded, within the meaning of section 856(d)(3) of the Code, on the New York Stock Exchange or any other established securities market (within the meaning of section 856(d)(3) of the Code), clause (ii) of this definition shall be applied in the case of such class of Manager Shares by including only Persons who Constructively Own outstanding shares of such class of Manager Shares in excess of 5% of the total outstanding shares of such class of Manager Shares. A Person shall also be treated as a Covered Person if such Person does not Constructively Own any shares of Equity Stock, but a Transfer or attempted Transfer of shares of Equity Stock to such Person would have been prohibited by this Article V if such Person had already owned any shares of Equity Stock.

          "Equity Stock" shall mean Common Stock of the Corporation. The term "Equity Stock" shall include all shares of Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section 2(B) of
Article V hereof.

          "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such shares of Common Stock filed under the Securities Act of 1933, as amended.

          "Look-Through Entity" shall mean an entity (i) that is looked through for purposes of the "closely held" test in section 856(h) of the Code and (ii) each beneficial owner of which would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the shares of Equity Stock that are held by the Look-Through Entity, which, by way of example, could include (i) a pension trust that qualifies for look-through treatment under section 856(h)(3) of the Code, (ii) an entity that qualifies as a regulated investment company under section 851 of the Code, or (iii) a corporation.

          "Look-Through Ownership Limit" shall mean 15% of the number of outstanding shares of any class of Equity Stock.

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                                                                               3

          "Manager Entity" shall mean any of (i) Doral International, Inc. or its successor, (ii) MeriStar Hotels & Resorts, Inc. or its successor or (iii) any other Person that has in effect any management agreement or similar service contract pursuant to which such Person manages or operates any lodging or related facility of the Corporation or any of its affiliates or subsidiaries.

          "Manager Ownership Limit" shall mean 34.9% of the total outstanding shares of Equity Stock.

          "Manager Share Percentage" shall mean (i) with respect to each Manager Entity that is a corporation, 35% of either (A) the total combined voting power of all Manager Shares entitled to vote or (B) the total outstanding Manager Shares and (ii) with respect to each Manager Entity that is not a corporation, 35% of the total interests in the assets or net profits of such Person.

          "Manager Shares" shall mean (i) outstanding shares of stock of any Manager Entity that is a corporation, including, without limitation, any such shares that are held in trust in accordance with such corporation's certificate of incorporation and (ii) interests in the assets or net profits of any Manager Entity that is not a corporation.

          "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

          "MeriStar Hospitality Operating Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended or restated from time to time.

          "Non-Transfer Event" shall mean an event, other than a purported Transfer, that would cause any Person or one or more Covered Persons, as applicable, to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Manager Ownership Limit, the Ownership Limit or the Look-Through Ownership Limit, as

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                                                                               4

applicable, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

          "Operating Partnership" shall mean MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership.

          "Ownership Limit" shall mean 9.8% of the number of outstanding shares of any class of Equity Stock.

          "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 2(B)(5) of Article V hereof.

          "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 2(A)(3) of Article V hereof, would own record title to shares of Equity Stock.

          "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which this Article V has been amended in accordance with Section 2(E) of this Article V in order to terminate the REIT status of the Corporation.

          "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 2(A)(3) of Article V hereof.

          "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

          "Trust" shall mean any separate trust created pursuant to Section 2(A)(3) of Article V hereof and administered in accordance with the terms of
Section 2(B) of Article V hereof, for the exclusive benefit of any Beneficiary.

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          "Trustee" shall mean any Person or entity unaffiliated with both the
Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

          2.   Restriction on Transfers.
               ------------------------

               (a) Subject to Section 2(A)(8) of Article V hereof, and except as provided in Section 2(A)(7) of Article V hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit; provided, however, a Look-Through Entity may Beneficially Own or Constructively Own outstanding shares of Equity Stock in an amount not to exceed the Look-Through Ownership Limit, and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

               (b) Subject to Section 2(A)(8) of Article V hereof, and except as provided in Section 2(A)(7) of Article V hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

               (c) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

               (d) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the real property of the Corporation, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation or the Operating Partnership (a "Subsidiary"), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the

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                                                                               6

meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

               (e) Subject to Section 2(A)(8) of Article V hereof, and except as provided in Section 2(A)(7) of Article V hereof, on any date prior to the Restriction Termination Date, (i) one or more Covered Persons who or which Constructively Own Manager Shares in excess of the Manager Share Percentage may not Constructively Own shares of Equity Stock in excess of the Manager Ownership Limit and (ii) any Transfer that, if effective, would result in one or more Covered Persons, who or which Constructively Own Manager Shares in excess of the Manager Share Percentage, Constructively Owning shares of Equity Stock in excess of the Manager Ownership Limit shall be void ab initio as to the Transfer of such shares of Equity Stock that would otherwise be Constructively Owned by any Covered Person or Persons as a result of such Transfer and would result in one or more Covered Persons Owning shares of Equity Stock in excess of the Manager Ownership Limit and the intended transferee or transferees shall acquire no rights in such shares of Equity Stock.

               (f) Subject to Section 2(A)(8) of Article V hereof, on any date prior to the Restriction Termination Date, (i) no Manager Entity shall Constructively Own shares of Equity Stock in excess of the Manager Ownership Limit and (ii) any Transfer that, if effective, would result in any Manager Entity Constructively Owning shares of Equity Stock in excess of the Manager Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Constructively Owned by such Person in excess of the Manager Ownership Limit and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

          3.   Transfer to Trust.
               -----------------

               (a) If, notwithstanding the other provisions contained in this
Section 2(A) of Article V, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit (or, in the case of a Look-Through Entity, either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit), then,
(i) except as otherwise provided in Section 2(A)(7) of Article V hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, (ii) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2(B) of Article V hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 2(B) of
Article V, and (iii) the Prohibited Owner shall

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submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

               (b) If, notwithstanding the other provisions contained in this
Section 2(A) of Article V, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2(B) of Article V hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 2(B) of Article V, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

               (c) If, notwithstanding the other provisions contained in this
Section 2(A) of this Article V, at any time prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that (i) one or more Covered Persons, who or which Constructively Own Manager Shares in excess of the Manager Share Percentage, would Constructively Own shares of Equity Stock in excess of the Manager Ownership Limit, or (ii) any Manager Entity would Constructively Own shares of Equity Stock in

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                                                                               8

excess of the Manager Ownership Limit then, (x) except as otherwise provided in
Section 2(A)(7) of Article V hereof, the purported transferee or transferees shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Constructively Owned by such Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Covered Person or Covered Persons to Constructively Own shares of Equity Stock in excess of the Manager Ownership Limit or would cause such Manager Entity to Constructively Own shares of Equity Stock in excess of the Manager Ownership Limit, as applicable,
(y) such number of shares of Equity Stock in excess of the Manager Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2(B) of
Article V hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 2(B) of Article V, and (z) the Prohibited Owner or Prohibited Owners shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

          4.   Remedies For Breach. If the Corporation, or its designees, shall
               -------------------
at any time determine in good faith that a Transfer has taken place in violation of Section 2(A)(2) of Article V hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 2(A)(2) of Article V hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

          5.   Notice of Restricted Transfer. Any Person who acquires or
               -----------------------------
attempts to acquire shares of Equity Stock in violation of Section 2(A)(2) of
Article V hereof, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 2(A)(3) of
Article V hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

          6.   Owners Required to Provide Information. From the date of the
               --------------------------------------
Initial Public Offering and prior to the Restriction Termination Date:

               (a) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code (currently Regulation (S)1.857-8(d)), of the outstanding shares of all classes of stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Manager Ownership Limit, the Ownership Limit or the Look-Through Ownership Limit, as applicable.

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                                                                               9

               (b) Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Manager Ownership Limit, the Ownership Limit or the Look-Through Ownership Limit, as applicable.

          7.   Exception. The Ownership Limit or the Look-Through Ownership
               ---------
Limit, as applicable, shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section 2(A)(2) of Article V hereof will not be violated following the distribution by such underwriter of such shares. The Manager Ownership Limit shall not apply to the acquisition of shares of Equity Stock or rights, options or warrants for, or securities convertible into, shares of Equity Stock, by an underwriter that participates in a public offering of such shares, rights, options, warrants or convertible securities for a period of 90 days following the purchase by such underwriter of such shares, rights, options, warrants or convertible securities provided that the underwriter, alone or in combination with one or more other Covered Persons, does not Constructively Own shares of Equity Stock in excess of the Manager Ownership Limit. In addition, the Board of Directors, in its sole discretion and upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors as it may deem necessary or desirable in order to maintain the Corporation's status as a REIT, may exempt a Person from the Ownership Limit or the Look-Through Ownership Limit, if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h) or
(B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by Code Section 856(h) and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Equity Stock will violate Section 2(A)(2)(b), 2(A)(2)(c), 2(A)(2)(d), 2(A)(2)(e) or 2(A)(2)(f) of Article V hereof, (ii) such Person does not and represents that it will not Constructively Own shares of Equity Stock to the extent that such Constructive Ownership of Equity Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation, the Operating Partnership or a Subsidiary to Constructively Own more than a 9.9% interest in such tenant), and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact, and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2(A)(2) through 2(A)(6) of this Article V) will result in such shares of Equity Stock that are in excess of the Ownership Limit or Look-Through Ownership Limit, as the case may be, being designated as Shares-in-Trust in accordance with the provisions of Section 2(A)(3) of Article V hereof.

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          8. New York Stock Exchange Transactions. Notwithstanding any provision
             ------------------------------------
contained herein to the contrary, nothing in these Articles of Amendment and Restatement shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article.

     B.   Shares-in-Trust.
          ---------------

          1. Trust. Any shares of Equity Stock transferred to a Trust and
             -----
designated Shares-in-Trust pursuant to Section 2(A)(3) of Article V hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after the establishment thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 2(A)(3) of Article V hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 2(B)(5) of Article V hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

          2. Dividend Rights. The Trust, as record holder of Shares-in-Trust,
             ---------------
shall be entitled to receive all dividends and distributions as may be authorized by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of
Section 2(A)(3) of Article V hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

          3. Rights Upon Liquidation. In the event of any voluntary or
             -----------------------
involuntary liquidation, dissolution or winding-up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the

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                                                                              11

amounts received upon such liquidation, dissolution, or winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 2(B)(3) of Article V in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

          4. Voting Rights. The Trustee shall be entitled to vote all
             -------------
Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Corporation has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section 2(A)(3) of Article V hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

          5. Designation of Permitted Transferee. The Trustee shall have the
             -----------------------------------
exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 2(A)(3) of Article V hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 2(B)(5) of Article V, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to
Section 2(B)(6) of Article V hereof.

          6. Compensation to Record Holder of Shares of Equity Stock that Become
             -------------------------------------------------------------------
Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of
---------------
the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 2(B)(5) of Article V hereof or following the acceptance of the offer to

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                                                                              12

purchase such shares in accordance with Section 2(B)(7) of Article V hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 2(B)(5) or 2(B)(6) of Article V hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this
Section 2(B)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section 2(B)(5) of Article V hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 2(B), by such Trustee or the Corporation.

          7. Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed
             ---------------------------------
to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. Subject to Section 2(B)(6) of Article V hereof, the Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 2(A)(5) of Article V hereof.

     C.   Remedies Not Limited. Subject to Section 2(A)(8) of Article V hereof,
          --------------------
nothing contained in this Article V shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Manager Ownership Limit, the Ownership Limit or the Look-Through Ownership Limit, as applicable.

     D.   Legend. Each certificate for shares of Equity Stock shall
          ------
 substantially bear the following legend:

     "The shares of Common Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially

     Own or Constructively Own shares of Equity Stock in excess of 9.8% of the number of outstanding shares of any class of Equity Stock (or, in the case of a Look-Through Entity, in excess of 15% of the number of outstanding shares of any class of Equity Stock), (ii) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iii) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, or (iv) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of
     Section 856(d)(2)(B) of the Code. In addition, one or more Covered Persons, who or which Constructively Own Manager Shares in excess of the Manager Share Percentage, may not Constructively Own shares of Equity Stock in excess of 34.9% of the total outstanding shares of Equity Stock and no Manager Entity may Constructively Own shares of Equity Stock in excess of 34.9% of the total outstanding shares of Equity Stock. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests."

          Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability on request and without charge.

     E.   Amendment. Notwithstanding any other provisions of the charter or the
          ---------
Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, the charter or the Bylaws of the Corporation), the provisions of this Article V shall not be amended, altered, changed or repealed without the affirmative vote of all of the Independent Directors and the holders of not less than two-thirds of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     SECOND: These Articles of Amendment of the Charter as hereinabove set forth have been duly advised by the Corporation's board of directors and authorized and approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF, MeriStar Hospitality Corporation has caused these Articles of Amendment of the Second Articles of Amendment and Restatement of the Corporation to be signed in its name and on its behalf by the Chairman of the Board and Chief Executive Officer and attested to by its Secretary on this 30th day of June, 2001, and its Chairman of the Board and Chief Executive Officer acknowledges that these Articles of Amendment of the Second Articles of Amendment and Restatement are the corporate act and deed of the Corporation and, under the penalties for perjury, that the matters and facts set forth herein are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                            MERISTAR HOSPITALITY CORPORATION


By:                                By:
    --------------------------         -----------------------------------------
    Christopher L. Bennett             Paul W. Whetsell
    Secretary                          Chairman and Chief Executive Officer